CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL TO THE REGISTRANT AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS PRIVATE OR CONFIDENTIAL. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY [***].

FIRST AMENDMENT
This First Amendment ("First Amendment") to the Intellectual Property License Agreement dated September 26, 2018 (the "Agreement") is effective as of June 7, 2023 (the "Effective Date"), by and between the Kiora Pharmaceuticals, Inc., a Delaware corporation with an address at 332 Encinitas Blvd, Suite 102, Encinitas, CA 92024 (formerly located at: 271 Waverley Oaks Road, Suite 108, Waltham, MA 02452) ("Kiora"), and Sentrx Animal Care, Inc. a Delaware corporation with an address at 570 West 1700 South, Suite 1400, Salt Lake City, Utah 84115 ("Sentrx"), each a "Party" and collectively, the "Parties").
RECITALS
WHEREAS, Kiora's predecessor EyeGate Pharmaceuticals, Inc. and Sentrx previously entered into the "Agreement and now desire to amend certain terms to the Agreement;
WHEREAS, Sentrx has been making, using, offering for sale, and selling eye and wound care products in the fields of veterinary medicine, animal health, and cosmetic uses pursuant to Sentrx's exclusive license agreement with the University of Utah Research Foundation (the "U of U License");
WHEREAS, Kiora is a clinical-stage specialty pharmaceutical company developing and commercializing therapies for the treatment of ophthalmic diseases in humans including, for example, KIO-201;
WHEREAS, the Agreement was entered into by the Parties so that Sentrx could assist Kiora in the manufacturing and production of the Product in accordance with Kiora's Licensed Use, which Product includes KIO-201;
WHEREAS, Sentrx has been making, selling, and providing the Product to Kiora;
WHEREAS, the Parties desire that Kiora has no obligation to make any further payments to Sentrx (Milestone or otherwise) that were set forth the Agreement;
WHEREAS, the Parties desire that Sentrx has no obligation to provide any further services or support to Kiora that were set forth in the Agreement;
WHEREAS, the Parties desire that Kiora can continue to use the information, know-how, and Technology previously provided by Sentrx for use in and on the human eye and its adnexa ("Field of Use");
WHEREAS, the Parties desire that Sentrx has no obligation to provide any further information, know-how, or Technology to Kiora related to production of the Product; and
WHEREAS, the Parties desire that this First Amendment or the Agreement do not preclude the Parties from entering into a future agreement or business relationship in which Sentrx provides any of products, services, and/or support to Kiora;

NOW THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, as well as agreement by the Parties to enter into a second
Intellectual Property License Agreement substantially simultaneously herewith, the Parties hereby enter into this First Amendment and agree as follows:
AMENDMENT
1.Notwithstanding anything to the contrary in the Agreement, "Licensed Use" means to use, commercialize, and exploit the Technology solely for the production of the Product only in the Field of Use, which does not include, for the avoidance of doubt, any rights granted to Licensor pursuant to the [***].
2.Notwithstanding anything to the contrary in the Agreement, "Field of Use" means the human eye and its adnexa.
3.Sections 2(a)ii — 2(a)vi of the Agreement are deleted in their entirety along with any Party obligations set forth therein.
4.Section 2(c) of the Agreement is deleted in its entirety along with any Party obligations set forth therein.
5.Section 2(d) of the Agreement is deleted in its entirety along with any Party obligations set forth therein.
6.Section 3(e) of the Agreement is deleted in its entirety along with any Party obligations set forth therein.
7.Section 5 of the Agreement is deleted and replaced with the following language:
5. Manufacturing; Research and Developments
Licensee may outsource any manufacturing or other research or development and any related support or services for the Product that incorporates the Technology in accordance with the Licensed Use.
8.Section 8 of the Agreement is deleted and replaced with the following language:
8. Term and Renewal. This Agreement shall commence on the Effective Date and shall continue until the date that the Product is no longer in the commercial marketplace (the "Term").
9.Section 10 of the Agreement is amended to include the following:
Licensor has no obligation to provide any further information, know-how, or Technology to Kiora, and Kiora confirms and agrees that Licensor has fully complied with any past obligations to provide information, know-how, or Technology to Kiora.
10.Section 11(b) of the Agreement is deleted and replaced with the following language:

(b) Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its officers, directors, members, managers, employees, agents, and representatives from and against any and Claims to the extent arising out of or resulting from (i) any representation or warranty by Licensee set forth herein being untrue in any material respect when made or any material breach or material default by Licensee of any of its covenants or other obligations hereunder; (ii) any claim, demand, suit, proceeding, investigation, or other action of any nature related to any Licensor intellectual property; or (iii) any claim, demand, suit, proceeding, investigation, or other action of any nature relating to or arising out of Licensor's action or inaction prior to or after the Effective Date.
11.    Section 13(b) of the Agreement is deleted and replaced with the following text:
(c)Effect of Termination. Upon any expiration or termination of this Agreement for any reason whatsoever, all rights in and to the Technology shall revert to Licensor and, except in the event of an uncured default by Licensor, Licensee shall have no further rights whatsoever with respect to the Technology and/or any other intellectual property rights relating thereto. In such event other than an uncured default by Licensor, Licensee shall, at its sole cost and expense, return any of Licensor's intellectual property of any kind that are then in its possession or under its control. In the event of an uncured default by Licensor, at the sole option of Licensee, the License will continue in effect and Licensee will continue to have all the rights and obligations, including any payment obligations, set forth in this Agreement. In no event shall any expiration or termination of this Agreement excuse any Party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse the making of any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, Sections 3, 4, 6, 8, and 9 — 18 hereof shall survive any expiration or termination of this Agreement.
12.    Section 17 of the Agreement is deleted in its entirety and replaced with the following:
17.    Sublicensing, Assignment, and Transfer.
(a)Assignment and Transfer. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without providing [***] prior written notice to the other Party. For the avoidance of doubt, each Party may make such an assignment or transfer without the other Party's consent to such Party's Affiliate or to the successor to all or substantially all of the business of such Party to which this Agreement relates (whether by merger, change of control, acquisition or sale of assets); provided that each Party must give prompt written notice to the other Party in the event of such a transaction.
(b)Sublicensing.
i.    The license granted in Section 1 of this Agreement includes the right of Licensee to sublicense all or any of its licensed rights to and under the

Licensed Patents to a Sublicensee provided that such Sublicensee shall assume the same obligations and the same terms and conditions as Licensee hereunder; and further provided that Licensee shall be responsible for the performance of all of such obligations, and for compliance with all of such terms and conditions, by Sublicensee. Licensee shall remain liable for the performance of all Licensee obligations under this Agreement and for the actions or inactions of any and all Sublicensees as if such actions or inactions were carried out by the Licensee itself.
ii.    No sublicense may exceed the scope of rights granted to Licensee hereunder. Licensee shall require all sublicenses to be in writing and to include an agreement by the Sublicensee to be bound by the terms and conditions of this Agreement. Each sublicense granted hereunder shall be consistent with and comply with all terms of this Agreement, shall incorporate terms and conditions sufficient to enable Licensee to comply with this Agreement, and shall provide that Licensor is a third party beneficiary thereof (solely for purposes of enforcing its rights to any provisions which are for the benefit of Licensor and Indemnitees therein). Licensee shall provide to Licensor a fully executed copy of all sublicense agreements and amendments thereto, including all exhibits, attachments and related documents, within [***] of executing the same, provided that Licensee may redact such copy provided to Licensor to remove financial or other sensitive business terms. Upon termination or expiration of this Agreement for any reason, any sublicenses shall terminate effective as of the termination or expiration of this Agreement. Any sublicense that is not in accordance with the foregoing provisions shall be null and void.
13.Section 18(c) of the Agreement is deleted in its entirety along with any Party obligations set forth therein.
14.Annex I of the Agreement is deleted in its entirety and is replaced with the following:
·The "Product" is further defined as [***].
·The "Technology" is further defined as [***].
·Licensor shall waive the restrictive covenants binding [***], pursuant to all written agreements entered into between [***] and Licensor, to permit [***] to assist Licensee with its use of the Technology and its production of the Product.
15.    Definitions. Capitalized terms used but not otherwise defined in this First Amendment shall have the meanings ascribed to such capitalized terms in the Agreement.
16.    Ratification of Agreement. Except as provided herein or as may be required to     effectuate the intent of the Parties with respect to the amendments described herein, the Parties hereby reaffirm and ratify the terms of the Agreement in their entirety.

17.Entire Understanding. This First Amendment, including the Recitals incorporated herein by this reference, constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof and any modifications of the Agreement resulting therefrom. Any further modifications to the Agreement shall be in writing and shall be signed by a duly authorized representative of each Party.

IN WITNESS WHEREOF, this First Amendment has been executed by duly authorized representatives of the Parties on the date stated below.

KIORA PHARMACEUTICALS, INC.	SENTRX ANIMAL CARE, INC.
By: /s/ Brian M. Strem, Ph.D.	By /s/ Brian Segebrecht
Brian M. Strem, Ph.D., President & CEO Date 12 June 2023	Brian Segebrecht, President & CEO Date June 7, 2023